Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 10, 2025 relating to the financial statements of KalVista Pharmaceuticals, Inc., appearing in the Annual Report on Form 10-K of KalVista Pharmaceuticals, Inc. for the year ended April 30, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 26, 2026